UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 16, 2012

RED ROBIN GOURMET BURGERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-49916	84-1573084
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

6312 S. Fiddlers Green Circle, Suite 200N Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 846-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 16, 2012, Red Robin Gourmet Burgers, Inc. (the “Company”) appointed Terry Harryman, age 47, to serve as the Company’s Vice President, Chief Accounting Officer and Controller to be effective October 29, 2012. Mr. Harryman will report to Stuart B. Brown, the Company’s Chief Financial Officer and Senior Vice President. Prior to joining the Company, Terry Harryman served as vice president and controller for the Oklahoma City-based national headquarters of SONIC®, America’s Drive-In®. Mr. Harryman joined the SONIC team in 1996 as director of tax and was promoted to assistant treasurer in January 1998.  Beginning in January of 1999, he went on to hold the position of controller and was promoted to vice president in January 2008. As SONIC’s vice president and controller, Mr. Harryman managed the accounting and financial reporting functions of the company, developed, implemented and monitored policies and procedures for the company to provide strong internal control for the organization and coordinated the annual audit. A former senior research tax accountant at Kerr-McGee Corporation, Mr. Harryman earned his bachelor’s degree in accounting from the University of Central Oklahoma and his master’s degree in business administration from Oklahoma City University. He is also a certified public accountant.

There are no related party transactions between the Company and Mr. Harryman. There were no arrangements or understandings between Mr. Harryman and any other person pursuant to which he was appointed as Vice President, Chief Accounting Officer and Controller of the Company. Mr. Harryman is not related to any director or executive officer of the Company by blood, marriage or adoption.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2012

RED ROBIN GOURMET BURGERS, INC.

	By:	/s/ Annita M. Menogan
	Name:	Annita M. Menogan
	Title:	Chief Legal Officer